Exhibit 99.1

XERIS BIOPHARMA ANNOUNCES CEO SUCCESSION PLAN

John Shannon, President and Chief Operating Officer, to succeed Paul Edick as new CEO and Board Director

Transition timing aligns with the solid financial position of the Company, including consistently strong growth from its commercial franchise, healthy cash position, and the track record of its leadership team

Q2 ’24 total revenue is anticipated to exceed $47 million, representing more than 23% growth over last year

CHICAGO, IL; July 8, 2024 – Xeris Biopharma Holdings, Inc. (Nasdaq: XERS), a growth-oriented biopharmaceutical company committed to improving patient lives by developing and commercializing innovative products across a range of therapies, today announced a CEO succession plan effective August 1, 2024, under which Paul R. Edick will be retiring from his day-to-day operational and Chairman role at Xeris after more than seven years with the Company. Pursuant to the Company’s succession plan, the Board has appointed, John P. Shannon, Xeris’ President and Chief Operating Officer, as the new CEO and a member of the Board of Directors. Mr. Shannon has been a key member of Xeris’ executive leadership team since 2017. Mr. Edick will serve in a senior advisory role to Xeris through February 1, 2026. The Company also announced that Marla S. Persky will be Chairperson of the Board effective August 1, 2024.

“With such a strong foundation and a very high performing team, the Board has determined now is the right time to initiate our long-standing CEO succession plan and leadership transition. On behalf of the Board, I’d like to thank Paul for his leadership, commitment, and the legacy he has built. The Board is confident that John Shannon is the ideal person to lead the next chapter of Xeris’ evolution,” said Marla S. Persky, Xeris board member.

“It has been an honor to lead this incredible company and team. Together, we have grown from a small startup with less than a dozen employees to a successful commercial organization with over 400 employees, three marketed products, and the underlying technologies to continue advancing both our internal and partnered pipelines,” said Mr. Edick. “John and I have worked closely together for more than seven years. His contributions and leadership have been instrumental to our success. I look forward to supporting him in this transition.”

“Paul helped bring Xeris to where we are today—a thriving enterprise with tremendous momentum for continued growth,” said Mr. Shannon. “Xeris is stronger than ever. We anticipate total revenue of over $47 million in the second quarter, continuing to deliver robust revenue growth across the commercial franchise and advancing our internal pipeline and formulation feasibility programs for a wide range of therapeutic modalities.” Mr. Shannon continued, “I have never been more optimistic about Xeris’ future, and I am excited to lead us into this next chapter."

Mr. Shannon has over 40 years of experience in the pharmaceutical and healthcare industry with a diverse background in sales, U.S. and global marketing, operations and manufacturing, strategic planning, and business development. Before joining Xeris, Mr. Shannon served as CEO and Director for Catheter Connections, Inc. through its acquisition by Merit Medical. Prior to that, he served as Chief Commercial Officer for Durata Therapeutics, and held several roles at Baxter Healthcare, including Vice President and General Manager of U.S. BioScience and General Manager, Global Hemophilia and Global Commercial Excellence. Mr. Shannon received a B.S. degree in biology with an emphasis in microbiology from Western Illinois University.

Xeris also announced preliminary second quarter 2024 total revenue to exceed $47.0 million, representing more than 23% growth over last year, and reaffirms year-end 2024 cash guidance of $55 million to $75 million. The Company will report its second quarter and first half 2024 financial results on Thursday, August 8, 2024.

About Xeris
Xeris (Nasdaq: XERS) is a growth-oriented biopharmaceutical company committed to improving patient lives by developing and commercializing innovative products across a range of therapies. Xeris has three commercially available products; Gvoke®, a ready-to-use liquid glucagon for the treatment of severe hypoglycemia, Keveyis®, a proven therapy for primary periodic paralysis, and Recorlev® for the treatment of endogenous Cushing’s syndrome. Xeris also has a robust pipeline of development programs to extend the current marketed products into important new indications and uses and bring new products forward using its proprietary formulation technology platforms, XeriSol™ and XeriJect®, supporting long-term product development and commercial success. For more information, visit www.xerispharma.com, or follow us on X, LinkedIn, or Instagram.

Forward-Looking Statements
Any statements in this press release other than statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, statements about future expectations, plans and prospects for Xeris Biopharma Holdings, Inc., including statements regarding total revenue expectations for second quarter 2024 and full-year 2024 cash guidance, Mr. Edick’s expected Consulting Period, and other statements containing the words “will,” “would,” “continue,” “expect,” “should,” “anticipate” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions and assessments made in light of Xeris’ experience and perception of historical trends, current conditions, business strategies, operating environment, future developments, geopolitical factors and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The various factors that could cause Xeris’ actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements, include, but are not limited to, its financial position and need for financing, including to fund its product development programs or commercialization efforts, whether its products will achieve and maintain market acceptance in a competitive business environment, its reliance on third-party suppliers, including single-source suppliers, its reliance on third parties to conduct clinical trials, the ability of its product candidates to compete successfully with existing and new drugs, and its and collaborators’ ability to protect its intellectual property and proprietary technology. No assurance can be given that such expectations will be realized and persons reading this communication are, therefore, cautioned not to place undue reliance on these forward-looking statements. Additional risks and information about potential impacts of financial, operational, economic, competitive, regulatory, governmental, technological, and other factors that may affect Xeris can be found in Xeris’ filings, including its most recently filed Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, the contents of which are not incorporated by reference into, nor do they form part of, this communication. Forward-looking statements in this communication are based on information available to us, as of the date of this communication and, while we believe our assumptions are reasonable, actual results may differ materially. Subject to any obligations under applicable law, we do not undertake any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations.

Investor Contact
Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com